Exhibit 23 (ii)

[KPMG LLP letterhead]

Consent of Independent Auditors

The Board of Directors
Moog Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-20069, 33-33958, 33-62968, 33-57131, 333-73439, 333-85657 and 333-107586) on Form S-3 and Form S-8 of Moog Inc. of our report, based on our audits and the reports of other auditors, dated November 6, 2002 relating to the consolidated balance sheet of Moog Inc. and subsidiaries as of September 28, 2002, and the related consolidated statements of earnings, shareholders' equity, and cash flows and the related schedule for the years ended September 28, 2002 and September 29, 2001, which report appears in the September 27, 2003 annual report on Form 10-K of Moog Inc.

/s/ KPMG LLP

December 9, 2003
Buffalo, New York